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                                                                EXHIBIT 11


                    AMERICAN PHYSICIANS SERVICE GROUP, INC.
                     COMPUTATION OF NET INCOME PER SHARE
               FOR THE THREE MONTHS ENDED JUNE 30, 1995 AND 1994



(In thousands, except earnings per share)        Primary         Fully Diluted
                                                 Earnings           Earnings
                                                Per Share          Per Share
                                                ---------        --------------
1995

Net Income applicable to common stock            $  456                456

Average number of shares outstanding              3,423              3,423
Average stock option shares                         385                385
                                                 ------             ------
    Shares for earnings calculation               3,808              3,808

Net income per share                             $ 0.12               0.12
                                                 ======              =====


1994

Net Income applicable to common stock            $  144                144

Average number of shares outstanding              3,296              3,296
Average stock option shares                         185                185
                                                 ------             ------
    Shares for earnings calculation               3,481              3,481

Net income per share                             $ 0.04               0.04
                                                 ======              =====

NOTE:
Primary and fully diluted income per share were computed by dividing net income by the average number of shares outstanding plus the common stock equivalents which, would arise from the exercise of dilutive stock options.

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                                                                      EXHIBIT 11


                    AMERICAN PHYSICIANS SERVICE GROUP, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1994


(In thousands, except earnings per share)         Primary     Fully Diluted
                                                  Earnings       Earnings
                                                 Per Share      Per Share
                                                 ---------    -------------
1995

Net Income applicable to common stock              $  658             658

Average number of shares outstanding                3,384           3,384
Average stock option shares                           343             380
                                                   ------          ------

    Shares for earnings calculation                 3,727           3,764

Net income per share                               $ 0.18            0.17
                                                   ======          ======

1994

Net Income applicable to common stock              $  281             281

Average number of shares outstanding                3,296           3,296
Average stock option shares                           216             216
                                                   ------          ------

    Shares for earnings calculation                 3,512           3,512

Net income per share                               $ 0.08            0.08
                                                   ======          ======

NOTE:
Primary and fully diluted income per share were computed by dividing net income by the average number of shares outstanding plus the common stock equivalents which, would arise from the exercise of dilutive stock options.